                                     SCHEDULE 14A
                                    (Rule 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant [x]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ x ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   FIBERCHEM, INC.
                   (Name of Registrant as Specified In Its Charter)

                                   FIBERCHEM, INC.
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[   ]   $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(I)(1), or 14a-6(j)(2).
[   ]   $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(I)(3).
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

    (4) Proposed maximum aggregate value of transaction:

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

_________

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

FCI                                      FiberChem, Inc.  A Delaware Corporation
                                  1181 Grier Drive, Suite B, Las Vegas, NV 89119
                                                                  (702) 361-9873


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      TO BE HELD
                                    JUNE 23, 1997

To the Stockholders of FiberChem, Inc.:

    You are cordially invited to attend the Annual Meeting of the Stockholders (the "Annual Meeting") of FiberChem, Inc., which will be held at the Company's offices, 1181 Grier Drive, Suite B, Las Vegas, Nevada at 10:00 a.m., Pacific time, on June 23, 1997, to consider and act upon the following matters:

         (1) To elect three Class A members to the Board of Directors to hold office for a three-year term and until their successors are duly elected and qualified. The persons nominated by the Board of Directors (Messrs. Geoffrey F. Hewitt, Irwin J. Gruverman and Dale W. Conrad) are described in the accompanying Proxy Statement.

         (2) To consider and act upon a proposal to authorize, if necessary, reverse stock splits of the Company's Common Stock.

         (3) To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company, $.0001 par value ("Common Stock"), by two (2) million shares of common stock (or, if proposal 2 is not passed, by ten (10) million shares of common stock).

         (4) To consider and act upon a proposal to ratify the adoption of the FiberChem, Inc. 1997 Employee Stock Option Plan.

         (5) To ratify the appointment of Goldstein Golub Kessler & Company, P.C. as the Company's auditors for the fiscal year ending September 30, 1997.

         (6) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Only stockholders of record at the close of business on May 12, 1997, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

    Stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, date and sign the accompanying proxy card and return it without delay in the enclosed postage prepaid envelope. Your proxy will not be used if you are present and prefer to vote in person or if you revoke the proxy.

Dated:  May 20, 1997
                                       BY ORDER OF THE BOARD OF DIRECTORS,



                                       MELVIN W. PELLEY, SECRETARY

                                   FIBERCHEM, INC.
                              1181 GRIER DRIVE, SUITE B
                               LAS VEGAS, NEVADA 89119
                                    (702) 361-9873
                              -------------------------

                                   PROXY STATEMENT

                            ANNUAL MEETING OF STOCKHOLDERS

                                    JUNE 23, 1997

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of FiberChem, Inc., a Delaware corporation (the "Company"), for use at the Fiscal 1996 Annual Meeting of Stockholders of the Company and for any adjournment or adjournments thereof (the "Annual Meeting"), to be held at the Company's offices, 1181 Grier Drive, Suite B, Las Vegas, Nevada at 10:00 a.m., Pacific time, on June 23, 1997, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A Board of Directors' proxy (the "Proxy") for the Annual Meeting is enclosed, by means of which you may indicate your votes as to each of the proposals described in this Proxy Statement.

    All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in accordance with the stockholder's instructions contained in such Proxy. The affirmative vote by holders of a majority of the Common Stock and Preferred Stock voting together represented at the Annual Meeting is required for the election of Directors, for the approval of the proposal to authorize reverse stock splits of the Company's Common Stock, for amending the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company, $.0001 par value ("Common Stock"), by two (2) million shares of common stock (or, if proposal 2 is not passed, by ten (10) million shares of common stock), for ratifying the adoption of the FiberChem, Inc. 1997 Employee Stock Option Plan, and for ratifying the appointment of Goldstein Golub Kessler & Company, P.C. as the Company's auditors. Directors and Officers of the Company beneficially own approximately 23% of the outstanding voting shares. In the absence of contrary instructions, shares represented by such Proxy will be voted FOR the election of the nominees for Directors as set forth herein, FOR the ratification of the authorization of the reverse stock splits, FOR the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company, FOR the adoption of the Company's 1997 Employee Stock Option Plan, and FOR the ratification of the appointment of the Company's auditors for the fiscal year ending September 30, 1997. Shares represented by proxies which are marked "abstain" for Proposals 2, 3, 4 and 5 on the proxy card and proxies which are marked to deny discretionary authority on all other matters will not be included in the vote totals, and therefore will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

    The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter shall come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matter in accordance with their best judgment.

    A stockholder may revoke his Proxy at any time before it is exercised by filing with the Secretary of the Company at its executive offices in Las Vegas, Nevada, either a written notice of revocation or a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote his or her shares in person. All costs of this solicitation are to be borne by the Company.

    A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose genuine to the meeting, at the executive offices of the Company, 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119, during ordinary business hours for ten days prior to the Annual Meeting. Such list shall also be available during the Annual Meeting.

    This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, the Proxy, the 1996 Annual Report to Stockholders, and the Quarterly Report on Form 10-QSB for March 31, 1997 are expected to be mailed commencing on or about May 20, 1997 to stockholders of record on May 12, 1997.

                                  VOTING SECURITIES

    May 12, 1997, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. As of that date, the Company had outstanding 25,744,342 shares of Common Stock, $.0001 par value, and 228,998 shares of Preferred Stock, or an aggregate of 28,034,322 voting securities (the "Voting Securities") outstanding. Holders of Preferred Stock have ten votes per share of Preferred Stock held and Common Stockholders have one vote per share of Common Stock held, upon all matters to be considered at the Annual Meeting. Holders of Preferred Stock vote together with the holders of Common Stock as one class on all matters submitted to a vote of stockholders, except where a class vote of Preferred Stockholders may be required by law.

    The following table sets forth, as of May 12, 1997, certain information concerning those persons known to the Company, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Common Stock, $.0001 par value, of the Company by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each nominee and Director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all Officers and Directors as a group:

                                             Amount and
                                             Nature of
Name and Address of                          Beneficial            Percentage of
Beneficial Owner                            Ownership (1)            Class (2)
------------------------                     -----------           -------------
Scott J. Loomis                             1,074,130 (5)               4.1%
P.O. Box 35238
Tucson, AZ  85740

Walter Haemmerli                            3,720,847 (6)              12.9%
Manport AG
Basteiplatz 3, CH 8001
Zurich, Switzerland

Gerald T. Owens                               189,823 (7)               (4)
147 Paddington Way
San Antonio, TX 78209

Irwin J. Gruverman                            275,470 (8)               1.1%
30 Ossipee Road
Newton, MA  02164

Dale W. Conrad                                566,597 (9)               2.2%
7204 Wellington Point Road
McKinney, TX 75070

Byron A. Denenberg                             65,000 (10)              (4)
RCT Systems, Inc.
327 Messner Drive
Wheeling, IL 60090

Geoffrey F. Hewitt  (3)                       444,779 (11)              1.7%

                                             Amount and
                                             Nature of
Name and Address of                          Beneficial            Percentage of
Beneficial Owner                            Ownership (1)            Class (2)
------------------------                     -----------           -------------
Melvin W. Pelley  (3)                         198,863 (12)              (4)

David R. LeBlanc                              105,000 (13)              (4)
416 Starwood Pass
Lake in the Hills, IL 60102

Thomas A. Collins (3)                         100,000 (14)              (4)

Liviakis Financial Communications, Inc.     1,818,750                   7.1%
2118 P. Street   Suite C
Sacramento, CA  95816

All Directors and Officers as               6,845,509                  22.8%
a Group (10 persons)

--------------
(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or upon the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options or warrants or shares of Convertible Preferred Stock that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised or converted.
(2) Based on 25,744,342 shares issued and outstanding as of May 12, 1997.
(3) The address of this person is c/o FCI Environmental, Inc., 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119.
(4) Represents less than one percent ownership.
(5) Includes 32,353 Class D Common Stock Purchase Warrants and an aggregate of 45,000 shares of Common Stock issuable upon exercise of a like number of options. Includes 436,580 shares of Common Stock held in escrow against promissory notes for the exercise of options. Also includes 486,668 shares of Common Stock, and 151,590 Class D Common Stock Purchase Warrants held by Agri Research and Development, Inc., of which Mr. Loomis is a Director and principal stockholder.
(6) Includes 32,000 Class D Common Stock Purchase Warrants, 3,586 shares of Convertible Preferred Stock convertible into 35,860 shares of Common Stock, and an aggregate of 34,250 shares of Common Stock issuable upon exercise of a like number of options. Also includes 604,000 shares of Common Stock, 963,800 Class D Common Stock Purchase Warrants, and 165,286 shares of Convertible Preferred Stock convertible into 1,652,860 shares of Common Stock, all held by Privatbank Vermag A.G., Chur, Switzerland, as custodian for certain customers, of which company Mr. Haemmerli is Vice-Chairman. Also includes $150,000 of Senior Convertible 8% notes convertible into 367,827 shares of Common Stock held by Manport AG, of which company Mr. Haemmerli is Chief Executive Officer.
(7) Includes 39,965 Class D Common Stock Purchase Warrants and an aggregate of 45,000 shares of Common Stock issuable upon exercise of a like number of options.
(8) Includes 43,680 shares of Common Stock issuable upon exercise of a like number of options. Also includes 67,500 shares of Common Stock held by G&G Diagnostics, L.P. I, 48,200 shares of Common Stock held by G&G Diagnostics, L.P. II, and 8,161 shares of Convertible Preferred Stock convertible into 81,610 shares of Common Stock held by G&G Diagnostics, L.P. III, all of which Mr. Gruverman is a principal.
(9) Includes an aggregate of 95,000 shares of Common Stock issuable upon exercise of a like number of options. Includes 202,477 shares of Common Stock held in escrow against promissory notes for the exercise of options.
(10)Includes an aggregate of 33,142 shares of Common Stock issuable upon exercise of a like member of options.
(11)Includes an aggregate of 361,247 shares of Common Stock issuable upon exercise of a like number of options.

(12)Includes an aggregate of 72,120 shares of Common Stock issuable upon exercise of a like number of options.
(13)Includes an aggregate of 98,350 shares of Common Stock issuable upon exercise of a like number of options.
(14)Includes an aggregate of 100,000 shares of Common Stock issuable upon exercise of a like number of options.

PROPOSAL 1

                                ELECTION OF DIRECTORS

    Pursuant to Section 2 of Article III of the Company's By-Laws, as amended, the Board of Directors is divided into three classes, each of which is to be elected for three-year terms. The Company's Board of Directors currently has seven (7) Directors, three (3) of which are to be elected as Class A Directors at the Annual Meeting to hold office, subject to the provisions of the Company's By-Laws, for a three-year term and until their successors are duly elected and qualified. The three Class A nominees (the "Nominees") are Geoffrey F. Hewitt, Irwin J. Gruverman and Dale W. Conrad, who have served as Directors since 1996, 1994 and 1995, respectively. Of the remaining, four (4) members of the Board of Directors, two (2) were elected in May 1995 and two (2) were elected in May of 1996 for their respective staggered terms with the ending date of their terms of office set forth below.

    It is intended that the accompanying form of Proxy will be voted FOR the election as Directors of the three (3) Nominees named below, unless the Proxy contains contrary instructions. Proxies which direct the Proxy holders to abstain and do not direct the Proxy holders to vote for or withhold authority in the matter of electing Directors will be voted for the election of the three (3) Nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement.

    Management has no reason to believe that any of the Nominees will not be a candidate or will be unable to serve. However, in the event that any of the Nominees should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of such person or persons as shall be designated by the Directors.

DIRECTORS AND EXECUTIVE OFFICERS

    The following persons are currently serving as Executive Officers and/or Directors of the Company for their respective staggered terms, with the ending date of their terms of directorship set forth below:


Name                         Age    Position                           Term
----                         ---    --------                           ----
Scott J. Loomis              48     Chairman of the Board and          May 1999
                                    Class B Director

Geoffrey F. Hewitt*          54     President, Chief Executive         May 2000
                                    Officer and Class A
                                    Director

Walter Haemmerli             67     Class B Director                   May 1999

Gerald T. Owens              70     Class C Director                   May 1998

Irwin J. Gruverman*          63     Class A Director                   May 2000

Dale W. Conrad*              57     Class A Director                   May 2000

Byron A. Denenberg           62     Class C Director                   May 1998

Melvin W. Pelley             52     Chief Financial Officer and        -------
                                    Secretary

*Nominees for election at the Annual Meeting

    The names, ages and respective positions of the Executive Officers and Directors of FCI Environmental, Inc. ("Environmental"), a wholly-owned subsidiary of the Company, are as follows:

Name                   Age       Position
----                   ---       --------

Dale W. Conrad         57        Chairman of the Board and Director

Geoffrey F. Hewitt     54        Chief Executive Officer and Director

Thomas A. Collins      50        President

Melvin W. Pelley       52        Chief Financial Officer and Secretary

Scott J. Loomis        48        Director


    SCOTT J. LOOMIS has served as Chairman of the Board of Directors since August 1995 and as a Director of the Company since June 1989. He served as
President of the Company from April 1994 to August 1995.    Mr. Loomis has
served as a Director of FCI Environmental since January 1990. Mr. Loomis has served as a Director of AgriBioTech, Inc. ("ABT"), formerly a subsidiary of the Company, since January 1988, as Vice President of ABT since April 1994 and as President from June 1992 until March 1994. Mr. Loomis spends a small percentage of his business time on the Company's affairs. Since 1985, Mr. Loomis has been President of Agri Research and Development, Inc. From 1979 until July 1986, Mr. Loomis was President of MLM Properties Ltd., engaged in real estate investments. Mr. Loomis has been a licensed attorney in the State of Arizona since 1974.

    GEOFFREY F. HEWITT has served as President and Chief Executive Officer of the Company, as well as Chief Executive Officer of FCI Environmental since August 1995. Mr. Hewitt was appointed as a Director of the Company on September 11, 1996. He has also served as a Director of FCI Environmental since April
1994 and as its President from April 1994 to November 1996.   He served as Chief
Operating Officer of FCI Environmental from April 1994 to August 1995. Prior thereto, from 1977 until March 1994, Mr. Hewitt served as Vice President of worldwide sales and marketing for H.N.U. Systems, Inc., a manufacturer of environmental and material analysis instrumentation.

    WALTER HAEMMERLI has served as a Director of the Company since February 1990. Mr. Haemmerli has been the Chief Executive Officer since 1978 of Manport AG, Zurich, Switzerland, an investment management company owned by him. Mr. Haemmerli was employed by Union Bank of Switzerland, Geneva, Basel and Zurich from 1960 to 1978, holding the position of Vice President from 1970. Mr. Haemmerli serves on the Board of Directors and is Vice-Chairman of Privatbank Vermag AG, Chur, Switzerland, and is a Member of the Board of Directors for American Cold Storage, Inc., Louisville, Kentucky.

    GERALD T. OWENS has served as a Director of the Company since December 1987. Mr. Owens served with Mobil Oil from 1962 to 1983 when he retired. At retirement, he was President of Mobil Sales and Supply Corporation, a wholly-owned subsidiary of Mobil Oil, and he was a Vice President of Mobil Oil. From 1951 to 1961, Mr. Owens practiced law with the law firm of Andrews and Kurth in Houston, Texas. Mr. Owens received an L.L.B. degree from the University of Texas in 1950 and a B.A. degree in history in 1948 from the University of Texas. He serves as Chairman of the Board of Trustees for the Kenny Stout Memorial Golf Foundation, and as a member of the Board of Trustees for the Monterey Institute of International Studies.

    IRWIN J. GRUVERMAN has served as a Director of the Company since May 1994. Since 1990, Mr. Gruverman has served as the General Partner for G&G Diagnostics Funds, a venture capital business, and in 1982 founded and currently serves as Chairman of the Board of Directors and Chief Executive Officer of Microfluidics Corporation, an equipment manufacturer and process research and development company.

    DALE W. CONRAD has served as a Director of the Company since August 1995.
He has also served as Chairman of the Board of Directors of FCI Environmental since March 1993, as President of Environmental from March 1993 until April 1994, and as Chief Executive Officer of FCI Environmental from March 1993 until August 1995. Prior thereto, from 1988 to 1991, he was President and Chief Executive Officer of Biotope, Inc., Redmond, Washington, a defunct company engaged in the design and manufacturing of blood diagnostic equipment. From 1983 to 1988 he was President of Advanced Technology Laboratories, Inc. ("ATL"), Bothell, Washington, which manufactures and markets real-time ultrasound medical diagnostic equipment. From 1981 to 1983 Mr. Conrad was Executive Vice President and General Manager for Advanced Diagnostic Research Corporation ("ADR"), Tempe, Arizona, a designer, manufacturer and marketer of diagnostic ultrasound scanners. From 1965 to 1981, he held various positions at Texas Instruments, Inc., including Site Manager for the College Station, Texas plant from 1979 to 1981.

    BYRON A. DENENBERG has served as a Director of the Company since August 1995. Mr. Denenberg has been a private investor since 1991. Mr. Denenberg was co-founder in 1969 of MDA Scientific, Inc. ("MDA"), a manufacturer and marketer of toxic gas monitoring systems, where he was CEO from inception until 1991.
MDA was purchased by Zwellweger Uster AG in 1988. Mr. Denenberg received a B.S. degree in Mechanical Engineering from Bucknell University, Lewisburg, Pennsylvania. He currently serves as a Director of RCT Systems, Inc., MST Measurement Systems, Inc., FPM Analytics, Inc., and Microsensor Technologies, GmbH.

    MELVIN W. PELLEY has been the Chief Financial Officer and Secretary of the Company since April 1994 and has been Chief Financial Officer and Secretary of FCI Environmental since June 1993. Prior thereto, from 1988 he was Vice President of Finance and Administration of Acoustic Imaging Technologies Corporation, Phoenix, Arizona, a manufacturer of diagnostic ultrasound medical equipment. From 1983 to 1988 he was Director of Costs, Financial Planning and Analysis of ATL. From 1977 to 1983, Mr. Pelley was Chief Financial and Administrative Officer for ADR.

    THOMAS A. COLLINS has served as President of FCI Environmental since November 1996 and as Vice President of International Marketing and Product Development from March 1996 to November 1996. Prior thereto, from 1992 he was Director of International Sales and Product Marketing of Arizona Instrument Corporation, a manufacturer of environmental and control instrumentation; from 1990 to 1992 he was Director of Marketing of Wayne Division, Dresser Industries, Inc., a manufacturer of dispensing equipment for the gasoline industry; from 1986 to 1989 he was Manager of Domestic Retail Marketing for Diebold, Inc., a manufacturer of transaction terminals in the petroleum retailing market; and from 1968 to 1986 he held marketing and engineering positions at ARCO Petroleum Products Co.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Officers serve at the discretion of the Board of Directors. All Directors hold office until the expiration of their terms and the election and qualification of their successors. The Company's Board of Directors is divided into three classes of approximately equal size with the members of each class elected, after an initial phase-in-period, to three-year terms expiring in consecutive years. Mr. Loomis and Mr. Haemmerli were elected to three-year terms as Directors at the Company's May 1996 Annual Meeting of Stockholders, and Mr. Owens was elected to a three-year term as Director at the Company's May 1995 Annual Meeting of Stockholders. Mr. Gruverman was appointed to the Board of Directors in May 1994; Mr. Conrad and Mr. Denenberg were appointed to the Board of Directors in August 1995; and Mr. Hewitt was appointed to the Board of Directors in September 1996.

    In January 1993, the Company established a Stock Option Committee. The Stock Option Committee is responsible for the granting of stock options under the Company's Stock Option Plans. The Company also established a Compensation Review Committee, which is responsible for reviewing the compensation of the Company's executives and employees. In August 1995, Mr. Owens and Mr. Haemmerli were appointed to a single Compensation Review and Stock Option Committee.
Also, in August 1995, Mr. Loomis and Mr. Owens were appointed to a newly established Audit Committee. The Board of Directors did not have a standing nomination committee or committee performing similar functions during the fiscal year ended September 30, 1996.

    The Company held four (4) meetings of the Board of Directors during Fiscal 1996 and conducted other business by unanimous written consent. Each member of the Board of Directors (at the time of such meeting) attended all of the meetings either in person or telephonically, except that Mr. Haemmerli was absent from one (1) meeting.

EXECUTIVE COMPENSATION

    The compensation paid and/or accrued to each of the Executive Officers of the Company and its subsidiaries and of all executive officers as a group, whose annual compensation exceeds $100,000, for services rendered to the Company during the three fiscal years ended September 30, 1996, was as follows:

(a) SUMMARY COMPENSATION TABLE


                                                                                      Long Term Compensation
                                                                            ---------------------------------------
                                             Annual Compensation                     Awards                Payouts
                                      ------------------------------------  --------------------------   ----------
                                                                                                          Long-Term
                                                                Other       Restricted    Securities      Incentive       All
Name of Individual             Fiscal                           Annual        Stock       Underlying        Plan         Other
and Principal Position          Year  Salary($)   Bonus($)  Compensation($)  Awards($)  Options/SARs(#)  Payouts($)  Compensation($)
-------------------------       ----  ---------   --------  ---------------  ---------  ---------------  ----------  ---------------
Geoffrey F. Hewitt              1996  $195,768      $  --      $  --            --          100,000        $  --         $  --
President and CEO of            1995  $177,596      $  --      $  --            --           75,000        $  --         $  --
FiberChem, Inc. and CEO         1994  $ 94,792      $  --      $  --            --          300,000        $  --         $  --
of FCI Environmental, Inc.

Dale W. Conrad                  1996  $ 18,730      $  --      $ 13,594 (1)     --           35,000        $  --         $  --
Chairman of the Board of        1995  $112,535      $  --      $  --            --           60,000        $  --         $  --
FCI Environmental, Inc.         1994  $222,261      $  --      $  --            --          205,822 (2)    $  --         $  --

Melvin W. Pelley                1996  $126,461      $  --      $  --            --           50,000        $  --         $  --
Chief Financial Officer of      1995  $113,346      $  --      $  --            --           25,000        $  --         $  --
FiberChem, Inc. and of          1994  $110,000      $  --      $  --            --           40,000(2)     $  --         $  --
FCI Environmental, Inc.

David R. LeBlanc                1996  $125,000 (3)  $  --      $  --            --            5,000        $  --         $  --
Vice President - Sales and      1995  $123,558      $  --      $  --            --            5,000        $  --         $  --
Marketing of                    1994  $ 25,080      $  --      $  --            --          100,000        $  --         $  --
FCI Environmental, Inc.

Thomas A. Collins               1996  $ 70,192 (4)  $  --      $  --            --          100,000        $  --         $  --
President of                    1995  $  --         $  --      $  --            --             --          $  --         $  --
FCI Environmental, Inc.         1994  $  --         $  --      $  --            --             --          $  --         $  --

(1) Directors' compensation of $11,194 and consulting fees of $2,400 paid during Fiscal 1996. Amounts earned, net of applicable taxes, have reduced the promissory notes issued by Mr. Conrad to the Company for the exercise of options.
(2) Options granted in connection with the early incentive option plan discussed below.
(3) Resigned July 1996; compensated at the rate of $125,000 annually through October 5, 1996.
(4) Hired March 1, 1996 as Vice President of International Marketing and Product Development; President of FCI Environmental since November 1996.

(b) OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          Number of     Percent of Total

                          Securities   Options/SARs Granted
                          Underlying                           Exercise
                         Options/SARs      to Employees         or Base       Expiration
    Name of Individual     Granted        In Fiscal Year     Price($/Share)      Date
    ------------------   ------------  --------------------  --------------   ----------
    Geoffrey F. Hewitt   100,000          15.0%              $  1.00          April 8, 2001
    Dale W. Conrad        10,000           1.5%              $  1.00          April 8, 2001
                          25,000           3.7%              $  0.93         January 30, 2005
    Melvin W. Pelley      50,000           7.5%              $  1.00          April 8, 2001
    David R. LeBlanc       5,000           0.7%              $  1.00          April 8, 2001
    Thomas A. Collins    100,000          15.0%              $  1.00        September 30, 1999

(c) AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

                                                           Number of Securities          Value of Unexercised
                                                          Underlying Unexercised             In-The-Money
                              Shares                          Options/SARs                   Options/SARs
                           Acquired on      Value         at Fiscal Year End (#)         at Fiscal Year End($)
    Name of Individual     Exercise (#)    Realized($)   Exercisable/Unexercisable     Exercisable/Unexercisable
    --------------------  -------------    -----------   -------------------------     -------------------------
    Geoffrey F. Hewitt       27,092          $205              380,208 / 0                $  (83,171)  (2) / $0
    Dale W. Conrad            6,638         $(141) (1)          95,000 / 0                $  (20,781)  (2) / $0
    Melvin W. Pelley          7,488          $ 57               74,712 / 0                $  (16,343)  (2) / $0
    David R. LeBlanc              0          $  0               98,350 / 0                $  (21,514)  (2) / $0
    Thomas A. Collins             0          $  0              100,000 / 0                $  (21,875)  (2) / $0


(1) Certain options were exercised at exercise prices which exceeded fair market value at the time of exercise, resulting in negative "Value Realized."
(2) The options' exercise price exceeded their fair market value as of September 30, 1996, resulting in negative "Value of Unexercised In-The-Money Options."

(d) LONG-TERM INCENTIVE PLANS

    Effective January 1, 1994, the Company implemented an Internal Revenue Code Section 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for voluntary contributions by employees into the Plan subject to the limitations imposed by Internal Revenue Code Section 401(k). The Company will match employee contributions at a rate of 50% of the employee's contribution up to a maximum of 2% of the employee's compensation. The Company matching funds are determined at the discretion of management and are subject to a five-year vesting schedule from the date of original employment.

(e) DIRECTORS COMPENSATION

    In September 1996, the existing base compensation fee of $10,000 per year for non-management directors was eliminated, replaced by the granting of options to purchase 25,000 shares of Common Stock of the Company. Fees for attendance at Board meetings and for committee service were suspended.

    During Fiscal 1996, the Company expensed an aggregate of $99,000 in Directors' compensation for the Company's six non-management Directors, applying $42,451 to the payment of promissory notes and interest, $35,272 to
the exercise of 35,272 stock options and $21,277 of payroll taxes.   In
addition, on April 8, 1996, the Company granted to each of its six non-management Directors options to purchase 10,000 shares of Common Stock at $1.00 per share, which was the market value of Common Stock on that date and on September 11, 1996, the Company granted to each of its six non-management Directors options to purchase 25,000 shares of Common Stock at $0.93 per share, which was the market value of the Common Stock on that date.

(f) EMPLOYMENT CONTRACTS

    Geoffrey F. Hewitt serves under an employment agreement with FCI Environmental, effective March 14, 1994. Mr. Hewitt is currently compensated at a rate of $205,000 per annum and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable without cause with 90 days notice. In addition, Mr. Hewitt applies $28,000 of his salary towards the exercise of employee stock options.

    Melvin W. Pelley serves under an employment agreement with FCI Environmental, effective June 14, 1993. Mr. Pelley is currently compensated at a rate of $132,000 per annum, and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable without cause with 90 days notice. In addition, Mr. Pelley applies 5% of his net pay to the payment on the promissory notes held by the Company for the exercise of options and applies $7,500 of his salary towards the exercise of employee stock options.

    Thomas A. Collins serves under an employment agreement with FCI Environmental, effective March 1, 1996. Mr. Collins is currently compensated at a rate of $125,000 per annum, and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable without cause with 90 days notice.

    David R. LeBlanc served until October 5, 1996 under an employment agreement with FCI Environmental, effective July 18, 1994. Mr. LeBlanc was compensated at a rate of $125,000 per annum and was entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract was terminable without cause with 90 days notice.

(g) CONSULTING AGREEMENTS

    In November 1993, the Company entered into an agreement with Irwin J. Gruverman to provide consulting services to the Company and its subsidiaries for a two year period. These services include, but are not limited to, medical applications of FCI's FOCS-Registered Trademark- technology, funding and business relationships, personnel recommendations, technology review and financial consulting. Mr. Gruverman was granted options to purchase 150,000 shares of FCI's Common Stock at $2.00 per share, exercisable until September 15, 1996. In April 1994, Mr. Gruverman was granted options to purchase 20,000 shares of FCI's Common Stock under the same terms for agreeing to serve on the Board of Directors of the Company. On September 15, 1996, 146,840 unexercised options expired.

    In August 1995, the Company entered into an agreement with Dale W. Conrad to provide consulting services to the Company on an as requested basis at an hourly rate. The services include advice and assistance in technical, operational, and administrative matters. From August through September, 1995, the Company paid Mr. Conrad $8,394 under this agreement, all of which was applied to promissory notes and to the exercise of stock options. From October 1995 through September 1996, the Company paid Mr. Conrad $18,730 under this agreement, all of which was applied to promissory notes, the exercise of stock options and payment for group insurance benefits paid by the Company. The agreement is terminable by either party upon written notice.

    On February 14, 1996, the Company entered into an agreement, superseding earlier verbal and letter agreements, with European Capital Advisors, Ltd. ("ECA") pursuant to which ECA would be compensated for marketing strategy and business and financial planning services for the Company. In consideration for these services, ECA was paid $30,000 in cash and was granted warrants to purchase 75,000 shares of Common Stock of the Company at $0.90 per share, exercisable until February 13, 2001.

(h) STOCK OPTIONS

    In October 1993, the Board of Directors approved a plan to encourage early exercise of stock options held by employees and Directors and all holders of Class D Warrants. Forty holders who owned an aggregate of 3,028,954 options were granted one new option to purchase one share of FCI's Common Stock at $1.50 per share until September 15, 1996 for each two options then owned. These new options become exercisable, pro-rata, when existing options are exercised; however, 50% of the new options expired March 15, 1994 for the pro-rata portion of old options that were not exercised by that date, and the remaining 50% of the new options expired on May 27, 1994 for the pro-rata portion of the old options that were not exercised by that date. As of May 27, 1994, 174,071 of the 1,514,477 new options issued had expired. As of September 15, 1996, 162,553 of the new options had been exercised and the remaining 1,177,853 had expired. All owners of Class D Warrants were granted a right to receive one new Class D Warrant to purchase one share of FCI's Common Stock at $1.50 per share until September 15, 1996 for each four Class D Warrants then owned. These new warrant rights become exercisable, pro-rata, when existing Class D Warrants are exercised; however, the new warrant rights expired March 15, 1994 if the existing Class D Warrants were not then exercised. Accordingly, as of March 15, 1994, 104,203 new Class D Warrants were issued and 477,047 rights to Class D Warrants expired.

    On August 1, 1995, the Company's Board of Directors resolved that the exercise price of all outstanding Class D Warrants be changed from $1.50 per share to $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on August 1, 1995. During Fiscal 1996, the Company received $1,031 for the exercise of 1,031 Class D Warrants. During Fiscal 1995, no Class D Warrants were exercised. On August 21, 1996, the Board of Directors extended the expiration date of the Class D Warrants from their original expiration date of September 15, 1996, to September 15, 2000, and changed the exercise price from $1.00 to $1.10 from September 16, 1996 through September 15, 1997; then $1.15 through September 15, 1998; then $1.20 through September 15, 1999; then $1.25 through September 15, 2000.

    In March 1994, the Company's Board of Directors approved a plan by which employees and Directors of the Company and its subsidiaries would be given an opportunity to exercise stock options eligible under the early incentive plan described above through the execution of promissory notes. As of March 15, 1994, the Company received promissory notes aggregating $1,815,099 for the exercise of 1,210,066 stock options.
The promissory notes bear interest at 5% per annum until September 15, 1994, and at 7% per annum thereafter, and were initially due on or before September 15, 1995. Employees have agreed to apply 5% or more of their net paycheck each pay period toward payment of their respective note until the note is paid in full. On April 7, 1995, the Board of Directors extended the due date of the notes to March 15, 1998. The underlying Common Stock is being held in escrow, as collateral, until payment is made on the promissory notes. As of September 30, 1996, an aggregate of $271,449 has been paid on these notes.

    On April 7, 1995, the Company's Board of Directors resolved that all options to purchase shares of the Company's Common Stock granted prior to April 7, 1995, and which had an exercise price in excess of $1.00 per share, would as of April, 7, 1995 have an exercise price of $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on April 7, 1995. Options to purchase an aggregate of 2,309,479 shares at prices ranging from $1.125 to $2.15 per share were accordingly changed to $1.00 per share.

    In April 1995, the Company's Board of Directors adopted a 1995 Employee Stock Option Plan ("1995 Plan"), approved by the stockholders at the May 8, 1995 Annual Stockholders Meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1996, the Company has issued 841,547 stock options (with initial and current exercise prices ranging from $0.93 per share to $1.38 per share) under the 1995 Plan to employees of FCI Environmental and Directors of the Company.

    The Company's Board of Directors has decided to recommend the adoption of a new 1997 Employee Stock Option Plan, described under Proposal 4 herein, and to discontinue any grant or re-grant of options under the Company's previous stock option plans. If Proposal 4 is approved, then options for approximately 135,000 shares of common stock (675,000 shares of if Proposal 2 is not approved) authorized under previous stock option plans could not and would not be granted.

    Effective April 4, 1997, the per share exercise price (the "Exercise Price") of all employee stock options, all unit and other warrants (except Class D Warrants), and escrowed shares underlying promissory notes were decreased as follows: to $0.32 from April 4, 1997 through April 11, 1997, and thereafter be adjusted weekly to the average closing bid price for the five prior trading days less a discount of 10% (but never to a price less than $0.30) through May 16, 1997, when the prices revert to the original exercise prices. As of May 12, 1997, the Company had received approximately $8,000 for the exercise of 25,083 options at prices ranging from $0.30 to $0.32. Effective April 17, 1997 the per share exercise price of Class D Warrants was decreased to $0.30 through May 16, 1997, when the exercise price reverts to its prior $1.10 per share. In accordance with Securities Exchange Act of 1934 rules, offers to exercise D Warrants may be withdrawn at any time through May 16, 1997; therefore, no Class D Warrants have yet been exercised since April 17, 1997.

(i) STOCK BONUS PLANS

    On February 20, 1990, the Company's stockholders authorized the Board of Directors to design and implement a stock bonus plan providing for the issuance of up to 143,000 shares of Common Stock which have been registered and reserved for issuance. In May 1990, the Board of Directors adopted the Company's Employee Stock Bonus Plan ("Bonus Plan"). Pursuant to the Bonus Plan, full-time employees of the Company will be granted a stock bonus equivalent to 15% of their annual salary. The stock granted under the Bonus Plan is vested at a rate of 20% per year. However, an employee must work 12 consecutive months before any stock is vested. All employees of the Company, including, but not limited to, its executive officers, received shares under the Bonus Plan. As of September 30, 1996, all 143,000 shares of Common Stock were issued to and vested by employees. For the fiscal years ended September 30, 1996 and 1995, no executive officer received any shares of Common Stock under the Bonus Plan. In addition, an aggregate of 15,000 shares of Common Stock are available to be granted as bonus compensation at the discretion of the Managing Committee ("Discretionary Bonus Plan"). As of September 30, 1996, 8,500 Discretionary Bonus Plan shares have been issued to employees of the Company. For the fiscal years ended September 30, 1996 and 1995, no shares of Common Stock under the Discretionary Bonus Plan were granted to any executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Executive Compensation - Stock Options; Employment Agreements; and Consulting Agreements" for information concerning stock options granted and employment and consulting agreements entered into during Fiscal 1995 and Fiscal 1996 with officers and Directors of the Company.

    The Company entered into an agreement effective June 30, 1992, to sell its wholly-owned subsidiary, AgriBioTech, Inc. ("ABT"), to the Company's former President, its former Vice-President, its current Chairman of the Board and a fourth individual (collectively, the "Purchaser"). The Purchaser agreed to purchase all of the issued and outstanding shares of common stock of ABT, which were all owned by the Company, for the approximate book value of ABT. The net sales price of $425,559 was payable in four equal installments of principal plus interest at a rate of 8% per annum, commencing on July 1, 1993 and annually thereafter until paid in full. As of September 30, 1995, the principal balance due the Company was $106,390, and as of September 30, 1996 the entire principal and accrued interest had been paid in full.

    In March 1994, the Company's Board of Directors approved a plan by which employees and directors of the Company and its subsidiaries would be given an opportunity to exercise stock options eligible under the Company's early incentive plan through the execution of promissory notes. As of March 15, 1994, the Company received promissory notes aggregating $1,815,099 for the exercise of 1,210,066 stock options. The promissory notes bear interest at 5% per annum until September 15, 1994, and at 7% per annum thereafter, and were initially due on September 15, 1995. On April 7, 1995, the Board of Directors extended the due date of the notes to March 15, 1998. Employees have agreed to apply 5% or more of their net paycheck each pay period toward
payment of their respective note until the note is paid in full.   The
underlying Common Stock is being held in escrow, as collateral, until payment is made on the promissory notes. As of September 30, 1996, an aggregate of $271,449 has been paid on these notes. In conjunction with the temporary reduction in the exercise price of options, warrants and escrowed shares underlying promissory notes effective April 4, 1997 (as described above), the remaining unpaid principal may be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which is the revised exercise price, and the denominator of which is $1.50 (the original exercise price). If the unpaid principal is not so paid by May 16, 1997, the underlying collateral shares will be forfeited and all unpaid principal and accrued interest (approximately $250,000) will be extinguished. As of May 12, 1997 the Company had received $142,208 in payment for $457,892 escrowed shares at prices ranging from $0.30 to $0.32 per share.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, Directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's copies of such forms received or written representations from certain reporting persons that no forms were required for those persons, the Company believes that, during the time period from October 1, 1995 to September 30, 1996, all filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 2

AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE, IF NECESSARY, A ONE-FOR- FIVE REVERSE STOCK SPLIT AND TO AUTHORIZE A SUBSEQUENT REVERSE STOCK SPLIT, IF NECESSARY, OF NOT MORE THAN ONE-FOR-FOUR.

GENERAL

    The Board of Directors has approved a proposal to amend the Company's Certificate of Incorporation (i) to authorize, if necessary, a one-for-five reverse stock split of the presently issued and outstanding shares of the Company's Common Stock (the "Reverse Split") to maintain listing of the Common Stock on the Nasdaq SmallCap Market ("Nasdaq SmallCap"), by changing each five issued and outstanding shares of Common Stock into one issued and outstanding share of Common Stock, (ii) to reduce the Company's stated capital $.0001 for each share of Common Stock changed into one-fifth share of Common Stock as a result of the Reverse Split, (iii) to authorize the Board of Directors, without further action by the Shareholders, to effect one further reverse stock split (the "Additional Reverse Split") of not more than one-for-four by changing not more than each four (4) issued and outstanding shares of Common Stock into one share of Common Stock, if the Board of Directors determines that such Additional Reverse Split is necessary and/or advisable to increase the marketability and liquidity of the Company's Common Stock by attracting an increased number of market makers and a wide following (Many investment banking firms are prohibited from trading securities of issuers that trade below $3.00 per share although they are traded on Nasdaq.), and (iv) to reduce the Company's stated capital in proportion to the reduction of the number of issued and outstanding shares of Common Stock after the Additional Reverse Split is effected. If the Shareholders approve Proposal 2, the Reverse Split will be authorized and the Additional Reverse Split will be authorized even if none of the other Proposals is adopted.

REASONS FOR THE REVERSE SPLIT

    The shares of the Company's Common Stock have been listed, and have traded, on the Nasdaq SmallCap Market ("Nasdaq") since April 28, 1989. For continued listing on Nasdaq, it is necessary that, among other things, the minimum bid price of the Company's shares of Common Stock exceed $1.00. Under current Nasdaq SmallCap listing rules, however, the $1.00 per share minimum bid price need not be maintained if the market value of the public float of the Company's shares of Common Stock exceeds $1,000,000 and the Company's capital and surplus exceed $2,000,000 (the "Alternative Listing Criteria").

    Although the bid price for the Common Stock has not exceeded $1.00 since on/or about August 9, 1996, the Company has been able to maintain its Nasdaq listing since that time by satisfying the Alternative Listing Criteria. As part of an overall evaluation of the Nasdaq listing criteria by the National Association of Securities Dealers, Inc. (the "NASD"), however, a proposal has been made to eliminate the Alternative Listing Criteria. If such proposal is adopted by the NASD in current form, the Company's shares of Common Stock, as of now, would be delisted from Nasdaq. The Board of Directors believes that if Proposal 2 is approved, the Company's shares of Common Stock will have a minimum bid price in excess of $1.00 per share and, therefore, continue to be listed and traded on Nasdaq.

    If Proposal 2 is not approved by the Shareholders, then it is possible that the Company's shares of Common Stock will cease to be listed and traded on the Nasdaq SmallCap market. The Company's shares of Common Stock would likely be quoted on the NASD's OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. In such event, the spread between the bid and ask prices of the shares of Common Stock is likely to be greater than at present, and Shareholders may experience a greater degree of difficulty in engaging in trades of shares of Common Stock.

EXCHANGE OF SHARES

    If the Shareholders approve the Reverse Split and it is determined by the Board of Directors that the Reverse Split is necessary, upon the filing of the following amendment to the Company's Certificate of Incorporation with the Secretary of State of Delaware, the Reverse Split will be deemed effective. The Reverse Split will be formally implemented by amending the present Article Fourth of the Company's Certificate of Incorporation as amended, to add the following Section C:

    Fourth: (c) Effective as of 5:00 p.m., Pacific time, on (DATE TO BE DETERMINED), 1997, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-five without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued. All fractional shares shall be increased to the next higher whole number of share.

    Following the effectiveness of the amendment, each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Split (the "Old Shares") will be deemed automatically, without any action on the part of the Shareholders, to represent 1/5 of the number of shares of Common Stock after the Reverse Split (the "New Shares"). However, no fractional New Shares will be issued as a result of the Reverse Split. In lieu thereof, each Shareholder whose Old Shares are not evenly divisible by five (5 ) will receive one additional New Share for the fractional New Share that such Shareholder would otherwise be entitled to receive as a result of the Reverse Split. After the Reverse Split becomes effective, Shareholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in a letter of transmittal to be sent by the Corporation. SHAREHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Upon such surrender, a certificate representing the New Shares will be issued and forwarded to the shareholders. However, each certificate representing Old Shares will continue to be valid and represent New Shares equal to 1/5 of the number of Old Shares (plus one additional New Share where such Old Shares are not evenly divisible by 5).

    If the Shareholders approve Proposal 2, an Additional Reverse Split will be effected only upon a determination by the Board of Directors that an Additional Reverse Split is necessary and/or advisable to increase the marketability and liquidity of the Company's Common Stock by attracting an increased number of market members and a wide following. Many investment banking firms are prohibited from trading securities of issuers that trade below $3.00 per share although they are traded on Nasdaq. In connection with any determination by the Board of Directors to such effect, the Board will also in its discretion, determine the ratio of an Additional Reverse Split based on prevailing market conditions, the likely effect on the market price of the Common Stock, and other relevant factors. Upon the effectiveness of an Additional Reverse Split, each issued and outstanding share of Common Stock will be changed into the appropriate fractional share of Common Stock, and the Company will exchange certificates representing "Old Shares" of Common Stock outstanding prior to the Additional Reverse Split for certificates representing "New Shares" outstanding after the Additional Reverse Split in the manner described above with respect to the Reverse Split.

    Shareholders may approve or reject Proposal 2 in whole, but not in part. If approved by the shareholders and determined by the Board of Directors that the Reverse Split is necessary, the Reverse Split will become effective upon filing a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of Delaware, which, if necessary, will occur shortly after the Annual Meeting. Any Additional Reverse Split will become effective on any date selected by the Board of Directors on or prior to the Company's next Annual Meeting of Shareholders. If no Additional Reverse Split is effected by such date, the Board of Directors will have no further right to effect any Additional Reverse Split.

PRINCIPAL EFFECTS OF THE REVERSE SPLIT AND THE ADDITIONAL REVERSE SPLIT

    Shareholders have no right under the Delaware General Corporation Law (the "DGCL") or under the Company's Certificate of Incorporation or Bylaws to dissent from the Reverse Split or the Additional Reverse Split (together, the "Reverse Splits") or to dissent from the rounding to the nearest whole share of any fractional share resulting from the Reverse Splits in lieu of issuing fractional shares.

    The authorized capital stock of the Company will not be reduced or otherwise affected by the Reverse Splits. The number of issued and outstanding shares of Common Stock of the Company on May 12, 1997, was 25,744,342 and the number of issued and outstanding shares of Preferred Stock was 228,998. The Company's stated capital was $2,803. Based upon these figures, the aggregate number of shares of Common Stock and Preferred Stock that will be issued and outstanding if the Reverse Split is effected will be approximately 5,148,868 and 228,998, respectively, and the stated capital will be approximately $744. Although the authorized shares of Preferred Stock will not be affected by the Reverse Splits, the number of shares of Common Stock issuable upon conversion of the Preferred Stock will be adjusted in the same proportion.

    Because an Additional Reverse Split may be effected, the Company cannot now predict the number of shares of Common Stock that will be outstanding after an Additional Reverse Split. In general, however, the number of issued and outstanding shares of Common Stock after an Additional Reverse Split will be equal to the number of issued and outstanding shares of Common Stock immediately before an Additional Reverse Split multiplied by a fraction, the numerator of which is one and the denominator of which is the number of shares of Common Stock changed into one share of Common Stock on the effective date of an Additional Reverse Split. Except in the case of Shareholders that own fractional shares of Common Stock after an Additional Reverse Split, the proportionate ownership interests of holders of Common Stock will not be affected by an Additional Reverse Split. On the effective date of an Additional Reverse Split, the Company's stated capital will be equal to the number of issued and outstanding shares of Common Stock after the Additional Reverse Split multiplied by $.0001.

    The Reverse Splits may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

    There can be no assurance that any or all of the foregoing effects will occur. In particular, there can be no guarantee that the market price for each New Share after the Reverse Split will be its sum multiple of the market price (per Old Share) before the Reverse Split and the number of shares of Common Stock charged for one share of Common Stock, or that such price will either exceed or remain in excess of the current market price. Furthermore, there can be no assurance that the market for shares of Common Stock will be improved or that the Common Stock will not be delisted from Nasdaq. The Board of Directors cannot predict what effect the Reverse Splits will have on the market for or the market price of the Common Stock.

DILUTION

    The Company has suffered recurring losses from operations. The Company may issue additional shares of its Common Stock on an ongoing basis in order to satisfy all or a portion of its need for cash. If and to the extent that the Company issues additional shares of Common Stock, either prior or subsequent to the implementation of the Reverse Splits, each Shareholder's percentage ownership interest in the Company and proportional voting power will be proportionately reduced.

    The Company has previously issued, and has outstanding, various options, warrants, and rights to purchase an aggregate of approximately 8,102,688 shares of Common Stock. If Proposal 2 is approved, in general, both the exercise price and the number of shares subject to each such option, warrant and right will be affected by the Reverse Splits.

    The Company has previously issued and has outstanding Convertible Preferred Stock and Convertible Notes currently convertible into approximately 6,897,386 shares of Common Stock. If Proposal 2 is approved, in general, both the conversion price and the number of shares subject to such Preferred Stock and Convertible Notes will be affected by the Revenue Splits.

    As a result, if the Reverse Split is implemented, it is possible that the holders of all or a substantial number of the outstanding options, warrants, rights, Preferred Stock and Convertible Notes to purchase or convert to shares of the Company's Common Stock will determine that it is not in their best interests to exercise or convert such options, warrants, rights, stock or notes. If and to the extent that such is the case, each Shareholder's percentage ownership interest in the Company and proportional voting power will not be proportionately maintained as the result of the exercise of such outstanding options, warrants, and rights.

FEDERAL INCOME TAX CONSEQUENCES

    The following description of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

    The exchange of Old Shares of Common Stock for New Shares of Common Stock will not result in recognition of gain or loss. The holding period for the New Shares will include the Shareholder's holding period for the Old Shares exchanged therefor, provided that the Old Shares were held as a capital asset. The adjusted basis of the New Shares will be the same as the adjusted basis of the Old Shares exchanged therefor.

   THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF AND URGES YOU TO VOTE "FOR" THE
      PROPOSED AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION IN THE
                              FOREGOING PROPOSAL 2.

PROPOSAL 3

AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AMOUNT OF AUTHORIZED COMMON STOCK.

    At the Annual Meeting, Stockholders will be asked to ratify an amendment to the Company's Certificate of Incorporation (the "Certificate") proposed by resolution of the Board of Directors which would increase the number of authorized shares of Common Stock by two (2) million shares of common stock (or, if proposal 2 is not passed, by ten (10) million shares of common stock).

    The Company's authorized capital stock currently consists of   40,000,000
shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the Record Date, 25,744,342 shares of Common Stock were outstanding, 1,669,926 shares were issuable under the 1994 and 1995 Employee Option Plans, 1,998,354 shares were issuable upon exercise of Class D Warrants, 3,333,333 shares were issuable upon exercise of the May 1996 Unit Warrants; 4,107,406 shares were issuable upon the conversion of 8% Senior Convertible Notes; 1,101,075 shares were issuable upon the exercise of certain Placement Agent and other warrants of which 333,333 are subject to adjustment in number of shares issuable based on market price of the common stock during May, 1997. Also as of the Record Date, 228,998 shares of Preferred Stock were issued and outstanding, convertible into 2,289,980 shares of Common Stock. If all options and warrants currently outstanding were exercised, and if all Preferred Stock and Senior Convertible Notes were converted to Common Stock, the Company would exceed its authorized common shares of 40,000,000 by 244,416 shares; and if additional options already authorized were granted and exercised, would exceed its authorized common shares by an additional 675,359 shares. The Common Stock has no preemptive or other subscription rights.

    The additional shares of Common Stock proposed to be authorized would be available and provide to the Board of Directors flexibility to meet future capital requirements, including but not limited to, providing for issuance in connection with financing and acquisition opportunities and for stock dividends or splits should the Board decide that it would be desirable, in light of market conditions then prevailing, taking advantage of propitious market conditions, to broaden the public ownership of, and to enhance the market for, the Common Stock. Additional shares would also be available for issuance for these and other purposes, which include employee benefit programs, at the discretion of the Board of Directors of the Company, without the delays and expenses ordinarily attendant upon obtaining further stockholder approval. To the extent required by Delaware law, stockholder approval will be solicited in the event shares of stock are to be issued in connection with a merger, but, in general, the additional authorized shares may be issued by the Board of Directors without stockholder approval. The issuance of such shares would dilute the voting power and, in many cases, the liquidation value of the outstanding shares.

    The affirmative vote of the majority of shares represented and entitled to vote at the Annual Meeting is required to ratify the amendment to the Certificate.

    The proposed Amendment to the Certificate is as follows:

    "FOURTH: (a) The Corporation is authorized to issue 20,000,000 shares, consisting of 10,000,000 shares of common stock, $.0001 par value ("Common Stock"), and 10,000,000 shares of preferred stock, $.001 par value ("Preferred Stock")..."

    In the event that Proposal 2 is not approved (or is not made effective) the proposed Amendment to the Certificate is as follows:

    "FOURTH: (a) The Corporation is authorized to issue 60,000,000 shares, consisting of 50,000,000 shares of common stock, $.0001 par value ("Common Stock"), and 10,000,000 shares of preferred stock, $.001 par value ("Preferred Stock")..."

   THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF AND URGES YOU TO VOTE "FOR" THE
       PROPOSED AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION IN THE
                            FOREGOING PROPOSAL 3.

PROPOSAL 4

ADOPTION OF THE COMPANY'S 1997 EMPLOYEE STOCK OPTION PLAN

    The Board of Directors of the Company has adopted, subject to the approval of Stockholders, the Company's 1997 Stock Option Plan (the "Plan"), which authorizes the grant of options to purchase an aggregate of 300,000 shares (or if proposal 2 is not adopted, 1,500,000 shares) of Common Stock, and which is intended to replace the Company's previous stock option plans (the "Existing Plans") under which no further grants or re-grants of approximately 675,000 options will be made.

    The Board of Directors recommends voting "FOR" approval of the Company's 1997 Employee Stock Option Plan. The affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote is necessary for such approval.

GENERAL

    The Board of Directors has deemed it in the best interest of the Company to establish the Plan so as to provide employees and other persons involved in the continuing development and success of the Company and its subsidiaries an opportunity to acquire a proprietary interest in the Company by means of grants of options to purchase Common Stock. The Plan is intended to replace the Company's Existing Plans, and there will be no new grants of options issued under the Existing Plans and no re-grants of previously issued options under the Existing Plans, which were previously approved by the Company's Stockholders. Options for approximately 675,000 shares are currently authorized under Existing Plans and these will not be granted if Proposal 4 is approved. It is the opinion of the Board of Directors that by rewarding the Company's employees and other individuals contributing to the Company and its subsidiaries with the opportunity to acquire an equity investment in the Company, the Plan will maintain and strengthen their desire to remain with the Company, stimulate their efforts on the Company's behalf, and also attract other qualified personnel to provide services on behalf of the Company.

    The following statements summarize certain provisions of the Plan. All statements are qualified in their entirety by reference to the text of the Plan, copies of which are available for examination at the Securities and Exchange Commission and at the principal office of the Company, 1181 Grier Drive, Suite B, Las Vegas, NV 89119.

    The Plan allows the Company to grant incentive stock options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Code, and Stock Appreciation Rights ("SARs") (collectively, "Options"). The vesting of one or more Options granted under the Plan may be based on the attainment of specified performance goals of the Participant, as defined below, or the performance of the Company, one or more subsidiaries/parent and/or divisions of one or more of the above. The Plan is intended to provide the employees, directors, independent contractors and consultants of the Company with an added incentive to continue their services to the Company and to induce them to exert their maximum efforts toward the Company's success. The Board has deemed it in the best interest of the Company to establish the Plan so as to provide employees and the other persons listed above the opportunity to acquire a proprietary interest in the Company by means of grants of options to purchase Common Stock. The Plan is not subject to ERISA.

ELIGIBILITY FOR PARTICIPATION

    Under the Plan, ISOs or ISOs in tandem with SARs, subject to the requirements set forth in Temp. Reg. Section 14a.422A-1, A-39 (a)-(e), may be granted, from time to time, to employees of the Company, including officers, but excluding directors who are not otherwise employees of the Company.
NQSOs and SARs may be granted from time to time under the Plan to employees of the Company, officers, directors, independent contractors, consultants and other individuals who are not employees of, but are involved in the continuing development and success of, the Company (persons entitled to receive Options are referred to herein as "Participants"). ISOs and ISOs in tandem with SARs may not be granted under the Plan to any person for whom shares first become exercisable under the Plan or any other stock option plan of the Company in any calendar year having an aggregate fair market value (measured at the respective time of grant of such Options) in excess of $100,000. Any grant in excess of such amount will be deemed a grant of a NQSO. Furthermore, not more than 30,000 Options (150,000 if Proposal 2 is not adopted) may granted to a Participant in any calendar year. The Company cannot presently determine the number of non-employees who may be entitled to NQSO's under the Plan.

ADMINISTRATION

    The Plan is to be administered by the Board of Directors or by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee), which must be composed solely of at least two "outside directors" (as defined under Section 162(m) of the Code). The Plan Administrator, whether the Board of Directors or Compensation Committee, being herewith referred to as the "Committee," unless the context otherwise requires. The Committee has the authority, in its discretion, but subject to the express terms of the Plan, to determine the persons to whom Options will be granted, the character of such Options, the manner of exercising and making payment for shares of Common Stock and the number of shares of Common Stock to be subject to each Option. If the Compensation Committee administers the Plan, it will be required to administer the Plan with respect to employees included within the term "covered employee" under Section 162(m) of the Code.

TERMS OF OPTIONS

    The terms of options granted under the Plan will be determined by the Committee. Each Option is to be evidenced by a stock option agreement between the Company and the employee to whom such Option is granted, and is subject to the following additional terms and conditions:

        (a) EXERCISE OF THE OPTION: The Committee will determine the time periods during which Options granted under the Plan may be exercised. An Option must be granted within ten (10) years from the date the Plan was adopted by the Board and may not have an expiration date later than ten (10) years from the date of grant. Unless otherwise provided in any option agreement issued under the Plan, any Option granted under the Plan may be exercisable in whole or in part at any time during the exercise period and, other than performance-based options, must become fully exercisable within five years from the date of its grant, and no less than 20% of the Option in the aggregate may become exercisable in any of the first five years of the Option. The Committee may, in its sole discretion, accelerate any such vesting period after the grant thereof. The vesting of one or more Options granted under the Plan may also be based on the attainment of specified performance goals of the Participant or the performance of the Company, one or more subsidiaries, parent and/or division of one or more of the above. Notwithstanding the above, ISOs or SARs in tandem with ISOs, granted to Participants owning directly or through attribution more than 10% of the Company's or any subsidiary's Common Stock are subject to the additional restriction that the expiration date may not be later than five (5) years from the date of grant. An Option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company in cash or certified check. At the discretion of the Committee, the exercise price may also be paid by delivery of shares of Common Stock having a fair market value equal to the option price, an interest-bearing promissory note in the principal amount of the exercise price and bearing interest at a rate not less than the imputed interest rate under the Code, or a combination of a cash payment and/or delivery or shares and/or an interest-bearing promissory note. Furthermore, in the case of a NQSO, at the discretion of the Committee, the Participant may have the Company withhold from the Common Stock to be issued upon exercise of the Option that number of shares having a fair market value equal to the exercise price and/or the withholding amount due.

        (b)   OPTION PRICE:   The option price of a NQSO or a SAR or in
tandem with a NQSO granted pursuant to the Plan will be determined by the Committee in its sole discretion, but in no event may such price be less than 85% of the fair market value of the Company's Common Stock on the date of grant. In no event may the option price of an ISO be less than the fair market value of the Company's Common Stock on the date of grant. Such fair market value of an ISO will be determined by the Committee and, if the shares of Common Stock are listed on a national securities exchange or traded on the over-the-counter market, the fair market value will be the closing price on such exchange, or the mean of the reported bid and asked prices of the Common Stock on the over-the-counter market as reported by NASDAQ, the NASD OTC Bulletin Board or the National Quotation Bureau, Inc., as the case may be, on such date. ISOs or SARs granted in tandem with ISOs granted to holders of more than 10% of the Company's or any subsidiary's Common Stock are subject to the additional restriction that the option price must be at least 110% of the fair market value of the Company's Common Stock on the date of grant.

        (c)   TERMINATION OF EMPLOYMENT OR CONSULTING AGREEMENT; DEATH:
Except as provided in the Plan, or otherwise determined by the Committee in its sole discretion, upon voluntary termination of employment with the Company or termination of a consultant's consulting agreement prior to expiration of its term, a Participant may exercise his Option to the extent such Option was exercisable as of the date of termination or at any time within thirty (30) days after the date of such termination. Except as provided herein, or otherwise determined by the Board of Directors or the Committee in its sole discretion, if such employment or consulting relationship shall terminate for any reason other than death, voluntary termination by the employee or for cause, then such Options may be exercised at any time within three (3) months after the date of such termination. However, unless otherwise determined by the Committee in its sole discretion, any Options granted under the Plan will immediately terminate if the Participant's employment is terminated as a result of his not having adequately performed the services for which he was hired.

    Unless extended by the Committee, if a Participant dies (i) while employed by the Company or a subsidiary or parent corporation or (ii) within three (3) months after the termination of his employment, his Options may be exercised by a legatee or legatees of such Options under such individual's last will or by such individual's estate, to the extent such Option was exercisable as of the date of death or date of termination of employment, whichever date is earlier, but not less than six (6) months after the date of death; provided, however, the Option in no event may be exercised after the original expiration date thereof.

    If a Participant becomes disabled within the definition of section 22(e)(3) of the Code while employed by the Company or a subsidiary or parent corporation, his Options may be exercised at any time within six months after the termination of his employment due to the disability.

    An Option may not be exercised except to the extent that the Participant was entitled to exercise the Option at the time of termination of employment or death, unless otherwise extended by the Committee in its sole discretion, and in any event it may not be exercised after the original expiration date of the Option.

        (d) NONTRANSFERABILITY OF OPTIONS; NO LIENS: ISOs and SARs granted in tandem with ISOs are not transferable or assignable, except by will or the laws of intestacy, and any ISO or SAR granted in tandem with an ISO is exercisable during the lifetime of the Participant only by the Participant, or in the event of his or her death, by a person who acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant. The Committee has the right to grant options other than ISOs or SARs in tandem with ISO's which may or may not be transferable or assignable.

    The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board of Directors or the Compensation Committee.

    TERMINATION, MODIFICATION AND AMENDMENT OF THE PLAN

    The Plan (but not Options previously granted under the Plan) will terminate ten years from the date of its adoption by the Board of Directors. No Option will be granted after termination of the Plan.

    The Board of Directors of the Company may terminate the Plan at any time prior to its expiration date, or from time to time make such modifications or amendments of the Plan as it deems advisable. However, the Board may not, without the approval of a majority of the then outstanding shares of the Company entitled to vote thereon, except under conditions described under "Adjustments Upon Changes in Capitalization," increase the maximum number of shares as to which Options may be granted under the Plan, materially change the standards of eligibility under the Plan, or adopt a new plan.

    No termination, modification or amendment of the Plan may adversely affect the terms of any outstanding options without the consent of the holders of such Options.

    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    In the event that the number of outstanding shares of Common Stock of the Company is changed by reason of recapitalization, reclassification, stock split, stock dividend, combination, exchange of shares, or the like, the Board of Directors of the Company will make an appropriate adjustment in the aggregate number of shares of Common Stock available under the Plan, in the number of shares of Common Stock reserved for issuance upon the exercise of then outstanding Options and in the exercise prices of such Options. Any adjustment in the number of shares will apply proportionately only to the unexercised portion of Options granted under the Plan. Fractions of shares resulting from any such adjustment shall be revised to the next higher whole number of shares.

    In the event of the proposed dissolution or liquidation of substantially all of the assets of the Company, all outstanding Options will automatically terminate, unless otherwise provided by the Board.

    FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is only a summary of the principal Federal income tax consequences of the Options granted under the Plan and is based on existing federal law, which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual Participants, which may substantially alter or modify the Federal income tax consequences herein discussed.

    Generally, under present law, when an option qualifies as an ISO under
Section 422 of the Code, (i) an employee will not realize taxable income either upon the grant or the exercise of the option, (ii) the amount by which the fair market value of the shares acquired by the exercise of the option at the time of exercise exceeds the option price is included in alternative minimum taxable income for purposes of determining the employee's alternative minimum tax, (iii) any gain or loss (the difference between the net proceeds received upon the disposition of the shares and the option price paid therefor), upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss if the stock qualifies as a capital asset in the hands of the employee, and (iv) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an incentive stock option or a qualifying disposition of the shares. A disposition by an employee of shares acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than two years after the grant of the option and one year after the issuance of the shares to the employee. If such shares are disposed of by the employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the employee, in general, will recognize ordinary income (and the Company will receive an equivalent deduction) equal to the aggregate fair market value of the shares as of the date of exercise less the option price. Ordinary income from a disqualifying disposition will constitute compensation for which withholding may be required under federal and state law. Currently under the Code, the maximum rate of tax on ordinary income is greater than the rate of tax on long-term capital gains. Many proposals have been made to reduce the marginal rate of tax on capital gains. However, to date, no such proposals have been enacted into law. Furthermore, in the future, the rate of tax on such gains may be increased. In addition, holders of Options granted after August 10, 1993 may be entitled to exclude up to 50% of the gain on any such sale occurring 5 years after the date of exercise. The availability of such exclusion is dependent upon the Company not (i) having in excess of $50 million of aggregate gross assets at any time before the exercise of the Options; (ii) being in the trade or business of operating hotels, motels, restaurants or similar businesses; or (iii) being in a trade or business where the principal asset is the reputation or skill of one or more of its employees. Currently any capital gains recognized on a disposition would be of a type entitled to the exclusion referred to in the preceding sentence. It is unknown whether such tests will be met in the future. To the extent that a portion of such gain is so excluded, one-half of the excluded gain is a tax preference for alternative minimum tax purposes. No assurance can be given of when, if ever, new tax legislation will be enacted into law, and the effective date of any such legislation.

    In the case of a NQSO granted under the Plan, no income generally is recognized by the Participant at the time of the grant of the Option assuming such NQSO does not have a readily ascertainable fair market value. The Participant generally will recognize ordinary income when the NQSO is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from NQSOs will constitute compensation for which withholding may be required under federal and state law, and the Company will receive an equivalent deduction subject to the limitations of Section 162(m) of the Code ,which limits the amount a publicly held corporation may deduct with respect to remuneration generally paid to an executive officer of the Corporation to $1,000,000. Income recognized by such executive officer on the exercise of a NQSO or SAR would be deemed remuneration. However, there are certain requirements which, if met, will allow income from the exercise of a NQSO or SAR to be excluded from remuneration for such purposes. Even though the Company and the Plan satisfy such requirements, no assurance can be given that they will be met in the future.

    Shares acquired upon exercise of NQSOs will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of the exercise or such other relevant date. Upon subsequent disposition of the shares, the Participant will recognize capital gain or loss if the stock is a capital asset in his hands. Provided the shares are held by the Participant for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. As set forth above, the maximum rate of tax on ordinary income is currently greater than the rate of tax on long-term capital gains. To the extent a Participant recognizes a capital loss, such loss may currently generally offset capital gains and $3,000 of ordinary income. Any excess capital loss is carried forward indefinitely.

    The grant of a SAR is generally not a taxable event for the Participant. Upon the exercise of a SAR, the Participant will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any Common Stock received upon such exercise, and the Company will be entitled to a deduction equal to the same amount. However, if the sale of any shares received would be subject to Section 16(b) of the Securities Exchange Act of 1934, ordinary income attributable to such shares received will be recognized on the date such sale would not give rise to a Section 16(b) action, valued at the fair market value at such later time, unless the Participant has made an election under Section 83(b) of the Code within 30 days after the date of exercise to recognize ordinary income as of the date of exercise based on the fair market value at the date of exercise.

    The foregoing discussion is only a brief summary of the applicable federal income tax laws as in effect on this date and should not be relied upon as being a complete statement. The federal tax laws are complex, and they are subject to legislative changes and new or revised judicial or administrative interpretations at any time. In addition to the federal income tax consequences described herein, a Participant may also be subject to state and/or local income tax consequences in the jurisdiction in which the Participant works and/or resides.

    NEW PLAN BENEFITS.

    No options to purchase shares of Common Stock have been granted or allocated under the Plan.

    The favorable vote of a majority of stockholders voting is required for approval of the Plan.


                     THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                     STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF
                        THE COMPANY'S 1997 STOCK OPTION PLAN.

    PROPOSAL 5

                     RATIFICATION OF THE APPOINTMENT OF AUDITORS

    On January 24, 1997, KPMG Peat Marwick LLP (the "Former Accountant") resigned as the Company's principal accountants.

    The Former Accountant did not state any reason for resigning in its resignation letter to the Company. However, in its letter to the Audit Committee and its Material Weakness letter both dated January 10, 1997 and delivered January 23, 1997, the Former Accountant reported "Disagreements with Management" on financial accounting and reporting matters and auditing scope concerning revenue recognition that, if not satisfactorily resolved (which all were ) would have caused a modification of their report on the fiscal 1996 consolidated financial statements. The disagreements, aggregating approximately $1,800,000, concerned certain transactions termed "consignments" by the Former Accountant, products warehoused for customers, and a research and development effort, none of which met the requirements for revenue recognition under generally accepted accounting principles.

    The Audit Committee of the Board of Directors met with and discussed the subject matter of the disagreements with the Former Accountant.

    The Former Accountant's report on the consolidated financial statements for the fiscal years ended September 30, 1995 and 1996 contained an explanatory paragraph concerning the Company's ability to continue as a going concern. Management plans in regard to these matters are described in Note 1 to the Consolidated Financial Statements for September 30, 1996. The consolidated financial statements do not include any adjustment that might result from the ultimate outcome of these uncertainties.

    The Company has authorized the Former Accountant to respond fully to inquiries of the successor accountant concerning the subject matter of such disagreements.

    On April 9, 1997, the Board of Directors appointed Goldstein Golub Kessler & Company, P.C., certified public accountants, as the Company's successor accountant and to audit the books of account and other records of the Company for the fiscal year ending September 30, 1997.

    Representatives of Goldstein Golub Kessler & Company, P.C. are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                     STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF
                      THE APPOINTMENT OF THE COMPANY'S AUDITORS.


OTHER MATTERS

    The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' Proxies will be voted in favor of the proposal of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.

EXPENSES

    The entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and other materials, and the cost of soliciting Proxies with respect to the Annual Meeting, will be borne by the Company.
The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of Proxies by mail may be supplemented by telephone and telegram by officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

STOCKHOLDER PROPOSALS

    No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person
(a) is a record beneficial owner of at least 1% or $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Delaware law to present his proposal for action, and (d) submits his proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders, will be submitted timely only if the proposal has been received at the Company's executive offices no later than January 20, 1998. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

    Even if the foregoing requirements are satisfied, a person may submit only one proposal of not more than 500 words with a supporting statement if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

                                  BY ORDER OF THE BOARD OF DIRECTORS



LAS VEGAS, NEVADA                 MELVIN W. PELLEY
MAY 20, 1997                      SECRETARY

    Copies of the Company's Annual Report on Form 10-KSB for the year ended September 30, 1996, as amended, as filed with the Securities and Exchange Commission, including the financial statements (but without exhibits), can be obtained without charge by stockholders (including beneficial owners of the Company's Common Stock) upon written request to Melvin W. Pelley, the Company's Secretary, FiberChem, Inc., 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119.

                                   FIBERCHEM, INC.
                              1181 Grier Drive, Suite B
                               Las Vegas, Nevada  89119

PROXY

     The undersigned, a holder of Common Stock of FiberChem, Inc. a Delaware corporation (the "Company"), hereby appoints SCOTT J. LOOMIS and MELVIN W. PELLEY, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on June 23, 1997 and any adjournments thereof, as follows:

1. The election of three Class A members to the Board of Directors to hold office for a three year term and until their successors are duly elected and qualified, as provided in the Company's Proxy Statement:

[  ]  FOR all nominees listed below
[  ]  WITHHOLD AUTHORITY to vote for all nominees listed below.  (Instructions:
      TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH OR OTHERWISE STRIKE OUT HIS OR HER NAME BELOW)

Geoffrey F. Hewitt, Irwin J. Gruverman and Dale W. Conrad.


2. The adoption of the proposal to amend the Certificate of Incorporation to authorize, if necessary, reverse stock splits of the Company's Common Stock.

[  ] FOR      [  ] AGAINST        [  ] ABSTAIN

3. The adoption of the proposal to amend the Certificate of Incorporation to increase the authorized shares of the Company's Common Stock.

[  ] FOR      [  ] AGAINST        [  ] ABSTAIN

4. The ratification of the proposal to adopt the FiberChem, Inc. 1997 Employee Stock Option Plan.

[  ] FOR      [  ] AGAINST        [  ] ABSTAIN

5. The ratification of the appointment of Goldstein Golub Kessler & Company, P.C. as the Company's auditors for the fiscal year ending September 30, 1997.

[  ] FOR      [  ] AGAINST        [  ] ABSTAIN

6. Upon such other matters as may properly come before the meeting or any adjournments thereof.

      The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH
THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE DIRECTORS NAMED IN PROPOSAL 1, FOR THE ADOPTION OF PROPOSALS 2, 3, 4 AND 5; AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated May 20, 1997 relating to the Annual Meeting, the 1996 Annual Report to Stockholders, and the Quarterly Report on Form 10-QSB for March 31, 1997.

                                                 ------------------------------

                                                 ------------------------------
                                                 Signature(s) of Stockholder(s)

     The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date:                       , 1997
     ----------------------

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                                   FIBERCHEM, INC.

                     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                        PROMPTLY USING THE ENCLOSED ENVELOPE.